Exhibit 99.1
Page 1 of 2

FOR RELEASE

Unitil Elects a New Member of the Board of Directors

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HAMPTON, NH, October 26, 2022: Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that its Board of Directors has elected Neveen F. Awad, Ph.D. to the Board. The addition of a new director is part of the Board’s normal succession planning process in anticipation of the upcoming retirements of directors reaching the mandatory retirement age of 75. Dr. Awad will stand for election to the Board by the shareholders of the Company at the next annual meeting of shareholders, which will be held in April 2023.

Dr. Awad is a partner and managing director of the Boston Consulting Group (“BCG”), a global management consulting firm. She leads the Detroit office, and also is the global leader of BCG’s Technology Platform offering. Prior to BCG, Dr. Awad was an assistant professor at Wayne State University School of Business, a public research university in Detroit, Michigan. Dr. Awad earned a Bachelor of Science in Computer Science from Yale University, and a Ph.D. from the University of Michigan School of Business.

“We are delighted that Dr. Neveen Awad will be joining the Unitil Board,” said Thomas P. Meissner, Jr., Unitil’s chairman, chief executive officer and president. “Neveen is a proven leader with an exceptional background in digital and technology driven transformations, and brings skills in a number of important areas, including strategic planning and workforce diversity development, that will enhance and preserve the Board’s existing strong skill set.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 107,700 electric customers and 86,600 natural gas customers. For more information about our people, technologies, and community involvement please visit www.unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com